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                                                                   EXHIBIT 23.1


                           REED SMITH SHAW & MCCLAY
MAILING ADDRESS:               435 SIXTH AVENUE                  WASHINGTON, DC
P.O. BOX 2009              PITTSBURGH, PA 15219-1886           PHILADELPHIA, PA
PITTSBURGH, PA 15230-2009        412-288-3131                    HARRISBURG, PA
                                                                     McLEAN, VA
FACSIMILE 412-288-3063                                            PRINCETON, NJ
                                                                   NEW YORK, NY

WRITER'S DIRECT DIAL NUMBER

                                                   March 29, 1996


  Keystone Financial, Inc.
  One Keystone Plaza
  Front and Market Streets
  P.O. Box 3660
  Harrisburg, Pennsylvania  17105-3660


        Re: Registration Statement on Form S-3 for the Registration of 300,000 shares of Common Stock to be Offered under the Dividend Reinvestment Plan
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  Gentlemen:

        We have acted as counsel to Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the proposed sale by the Corporation through its Dividend Reinvestment Plan (the "Plan") of up to 300,000 authorized but unissued or treasury shares of Common Stock, par value $2.00 per share, of the Corporation ("Common Stock"). This opinion is being furnished as an Exhibit to the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission for the purpose of registering such shares of Common Stock under the Securities Act of 1933, as amended. In addition to such shares, shares of Common Stock purchased by participants under the Plan may be previously issued shares acquired for participants by the Plan Agent on the open market.

        In connection with this opinion, we have examined, among other things:

              (1) the Corporation's Restated Articles of Incorporation and Bylaws, as amended to date;

              (2) the Registration Statement, including the prospectus (the "Prospectus") which is a part thereof.

              (3) the Plan as currently in effect and as set forth in the Prospectus; and

              (4) forms of resolutions adopted by the Board of Directors of the Corporation in January 1994 and on March 28, 1996 authorizing the issuance and sale through the Plan of the 300,000 shares of Common Stock covered by the Registration Statement and reserving shares of Common Stock for such purpose.

        In rendering our opinion below, we have assumed that any previously issued shares of Common Stock reacquired by the Corporation and reissued and sold under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

        Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 300,000 shares
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REED SMITH SHAW & McCLAY

Keystone Financial, Inc.                -2-                      March 29, 1996


  of Common Stock being registered and which may be issued and sold by the Corporation under the Plan have been duly authorized, and upon such issuance and sale in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                                   Yours truly,

                                                   /s/ Reed Smith Shaw & McClay

                                                   REED SMITH SHAW & McCLAY